Exhibit 99.1

FOR RELEASE:	November 2, 2009
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-855-9925

NORTH STATE BANCORP REPORTS

THIRD QUARTER 2009 EARNINGS

Core earnings growth offsets higher loan loss provision and FDIC insurance premiums

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for third quarter 2009 of $161,000, which is 72.5% or $425,000 less than the $586,000 reported for third quarter 2008. Diluted earnings per share were $.02 for third quarter 2009 compared to $.08 for same quarter in 2008. For the nine months ended September 30, 2009, net income was $1,487,000, a decrease of $371,000 or 20.0% from net income of $1,858,000 reported for the nine month period ended September 30, 2008. Diluted earnings per share were $0.20 for the nine months ended September 30, 2009, compared to $0.25 for the same period in 2008.

Lower earnings for third quarter and year-to-date 2009 compared to third quarter and year-to-date 2008 are primarily the result of an increased provision for loan losses which increased $1.1million and $1.8million for the third quarter and year-to-date 2009, respectively, over the previous periods in 2008. Net interest income increased $607,000 on a year-to-date basis and $126,000 in the third quarter. Excluding FDIC insurance premiums, which increased $969,000 or 359% on a year-to-date basis compared to 2008, non-interest expense decreased $1.6million for the nine month period ended September 30, 2009 compared to the same period in 2008. Pretax earnings before FDIC insurance premiums and loan loss provision, increased $610,000 or 32.4% and $2.2million or 42.9% for the three months and nine months ended September 30, 2009, respectively, an indicator of improved core earnings.

At September 30, 2009, total assets were $710.8 million, total deposits were $633.6 million and total loans were $534.1 million, changes of 12.2%, 13.4%, and (1.0)%, respectively, compared to September 30, 2008.

In comments related to the quarterly and year-to-date results, North State Bancorp President and CEO Larry Barbour stated, “The worst recession in many years continues to put North State Bank and our entire industry under stress as many of the Bank’s loans are secured by real estate which has experienced unprecedented declines in value over the last eighteen months. However, I am thankful we have the core earnings we believe enable us to adequately reserve for potential problem loans while still remaining profitable. We continue to identify customers who have repayment problems and to work with them for mutually beneficial solutions. While we believe the economy will remain under stress for some time, many of the changes we have made to reduce expenses are expected to be permanent and we believe will position us to be a more efficient and stronger company once the economy recovers.

“Core deposit growth in 2009 continues to reflect the focused efforts of serving our customers at the highest levels while pursuing new relationships with professional firms, property management companies, churches, non-profits, other professionals and individuals who value a mutually beneficial banking relationship,” Barbour continued. “Evidence of the Bank’s success in growing core deposits is that our average noninterest bearing deposits represent over 14.0% of our total average deposits which ranks among the highest levels in the state.”

“Consistent improvement in core deposit growth, strong liquidity, good expense management and aggressive attention to risk management and asset quality will continue to be our top priorities as we complete 2009 and prepare for 2010 and beyond,” Barbour concluded.

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and one loan production office in Carteret County.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in real estate values and the real estate market, economic conditions, regulatory changes, changes in interest rates, substantial changes in financial markets, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and our limited operating history. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data (Unaudited)

	At or for the Three Months Ended September 30,				At or for the Nine Months Ended September 30,
	2009		2008		2009		2008
	(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$8,384		$9,141		$25,492		$26,972
Total interest expense	2,992		3,875		9,585		11,672

Net interest income	5,392		5,266		15,907		15,300
Provision for loan losses	1,840		777		3,624		1,874

Net interest income after provision for loan losses	3,552		4,489		12,283		13,426
Noninterest income	224		395		1,035		1,019
Noninterest expense	3,483		3,876		10,785		11,415

Income before income taxes	293		1,008		2,533		3,030
Income taxes	132		422		1,046		1,172

Net income	$161		$586		$1,487		$1,858

Share and Per Share Data:
Earnings per share - basic	$0.02		$0.08		$0.21		$0.26
Earnings per share - diluted	$0.02		$0.08		$0.20		$0.25
Book value per share	$5.10		$4.85		$5.10		$4.85
Weighted average shares outstanding:
Basic	7,178,513		7,163,898		7,176,862		7,154,931
Diluted	7,330,886		7,353,146		7,324,056		7,350,125

Financial Condition Period End:
Cash, federal funds sold and due from banks	$131,086		$56,688		$131,086		$56,688
Investment securities	25,972		25,096		25,972		25,096
Loans	534,066		539,474		534,066		539,474
Less allowance for loan losses	7,394		6,004		7,394		6,004
Other assets	27,021		18,110		27,021		18,110

Total assets	$710,751		$633,364		$710,751		$633,364

Deposits	$633,615		$558,546		$633,615		$558,546
Other borrowings	36,367		36,192		36,367		36,192
Other liabilities	4,129		3,813		4,129		3,813
Shareholders’ equity	36,640		34,813		36,640		34,813

Total liabilities and shareholders’ equity	$710,751		$633,364		$710,751		$633,364

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$112,518		$21,615		$109,222		$17,083
Investment securities	26,590		25,935		26,858		29,253
Loans	541,627		539,882		546,345		512,536
Less allowance for loan losses	7,866		5,585		7,208		5,441
Other assets	26,452		18,745		24,268		18,055

Total assets	$699,321		$600,592		$699,485		$571,486

Deposits	$620,878		$520,610		$621,330		$486,836
Other borrowings	36,505		39,930		37,018		45,794
Other liabilities	4,785		5,150		4,299		4,664
Shareholders’ equity	37,153		34,902		36,838		34,192

Total liabilities and shareholders’ equity	$699,321		$600,592		$699,485		$571,486

Performance Ratios:
Return on average assets	0.09%		0.39%		0.28%		0.43%
Return on average equity	1.72%		6.68%		5.40%		7.26%
Net interest margin	3.17%		3.61%		3.15%		3.70%
Efficiency ratio	62.02%		68.47%		63.66%		69.95%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.33%		0.02%		0.48%		0.17%
Nonperforming loans to period-end loans	3.03%		0.98%		3.03%		0.98%
Nonperforming assets to total assets	2.85%		0.84%		2.85%		0.84%
Ratio of allowance for loan losses to nonperforming loans	0.46	x	1.14	x	0.46	x	1.14	x
Allowance for loan losses to period-end loans	1.38%		1.11%		1.38%		1.11%

Other Data:
Average equity to average assets	5.31%		5.81%		5.27%		5.98%
Total shareholders’ equity to assets	5.16%		5.50%		5.16%		5.50%
Number of offices:
Full service banking offices	7		7		7		7
Loan production offices	1		1		1		1
Number of employees (FTEs)	100		102		100		102